EXHIBIT 10.10

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution Copy September 4, 2008

CO-DEVELOPMENT AGREEMENT

BY AND BETWEEN

ACUCELA INC.

AND

OTSUKA PHARMACEUTICAL CO., LTD.

DATED AS OF September 4, 2008

Execution Copy September 4, 2008

CO-DEVELOPMENT AGREEMENT

THIS CO-DEVELOPMENT AGREEMENT is entered into this 4th day of September, 2008 (the “Effective Date”), by and between Acucela Inc., a Washington corporation , having a business address at 21720 23rd Drive SE, Suite 120, Bothell, WA98021 (“Acucela”), and Otsuka Pharmaceutical Co., Ltd., a Japanese corporation (Kabushiki-Kaisha), having a business address at 2-9 Kanda-Tsukasamachi, Chiyoda-ku Tokyo 101-8535, Japan (“Otsuka”).

WHEREAS, Acucela has considerable expertise in developing new drug therapies for ophthalmologic conditions and diseases;

WHEREAS, Otsuka has developed the Product (as defined below) to be used in an eye drop formulation that is useful in the treatment of dry eye; and

WHEREAS, Otsuka wishes to engage Acucela to develop a development plan for the Product, and lead the implementation of the plan with the cooperation of Otsuka, with the goal of obtaining, in Otsuka’s or its designee’s name, the FDA approval for the Product in the Plan Indication (as defined below) (the “Project”).

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms, whether used in the singular or plural, shall have the following meanings:

1.1 “Acquirer” means, with respect to a Party, another Person who controls (as defined in Section 1.3) such Party as a result of the occurrence of Change of Control in respect of such Party after the Effective Date.

1.2 “Act” means both the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended from time to time, and the regulations promulgated under the foregoing.

1.3 “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) more than 50% of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests.

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1.4 “Background Technology” means any Technology that either Party or its Affiliate (other than its Acquirer or such Acquirer’s Affiliates) Controls as of the Effective Date and that is necessary or useful to develop, make, have made, use, sell, offer for sale, import, export or otherwise exploit Compound or Product for the Plan Indication.

1.5 “Business Day” means a day that is not a Saturday or Sunday, or any other day on which banking institutions in Tokyo or California are authorized by Law to remain closed or on which a Party’s principal place of business is closed in connection with a holiday. For the avoidance of doubt, any “day” referenced in this Agreement that is not a “Business Day” is a calendar day.

1.6 “Calendar Quarter” means each of the three-month periods ending on March 31, June 30, September 30 and December 31 of any year.

1.7 “Calendar Year” means each period beginning on January 1 and ending on the following December 31 during the Term.

1.8 “Change of Control” means (a) a sale, conveyance, or other disposition of all or substantially all of Acucela’s assets, (b) any merger, consolidation or other business combination transaction of Acucela with or into another Person, in which the holders of the shares of voting capital stock of Acucela outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) less than a majority of the total voting power represented by the shares of voting capital stock of Acucela (or the surviving entity) outstanding immediately after such transaction, or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by any Person, or Persons acting as a “group” within the meaning of Section 13(d) of the Securities and Exchange Act of 1934, as amended, excluding in either case any Person who was a shareholder of Acucela as of the Effective Date, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Acucela; provided, however, that in no event shall (1) the acquisition of shares issued by Acucela in an equity financing be considered for purposes of determining whether there has been a Change of Control or (2) in the case of clause (c) of this Section 1.8, the acquisition of the right to acquire beneficial ownership of shares of capital stock of Acucela be deemed to be the acquisition of beneficial ownership of such shares unless and until such right has been exercised.

1.9 “Clinical Trial” means human clinical trial(s) of the Product in the United States, which, in addition to the previous human clinical trials conducted by Otsuka or its Affiliates, shall be necessary or desirable to obtain the Regulatory Approval for the Product for the Plan Indication in the United States.

1.10 “Clinical Trial Protocol” means protocol(s) of the Clinical Trial being conducted under the Final Plan. The Clinical Trial Protocol shall include the Phase III Protocol.

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1.11 “Commercially Reasonable Efforts” means, with respect to the Compound or the Product, the carrying out of obligations under this Agreement with those efforts and resources that a similarly situated company within the pharmaceutical industry would reasonably use were it developing or commercializing its own pharmaceutical compounds or products that are of similar market and profit potential and of similar risk profile at a similar stage in their product life as the Compound or Product, as applicable, taking into account anticipated product labeling, anticipated financial return, relevant medical and clinical considerations, anticipated regulatory environment and competitive market conditions, all as measured by the facts and circumstances at the time such efforts are due, but in no event less than the type and scope of efforts that the applicable Party would devote to any of its other products of similar market and profit potential and similar risk profile at a similar stage of product life.

1.12 “Compound” means the following chemical compound: *, known as Rebamipide.

1.13 “Control” or “Controlled” means, with respect to any Intellectual Property Right or other intangible property or any tangible property, the possession (whether by ownership or license (other than pursuant to this Agreement)) by a Party of the legal authority or right to grant to the other Party access and/or a license or sublicense or other right as provided herein without violating the terms of any written agreement with any Third Party.

1.14 “Consultant” means external individual consultants hired by Acucela to provide services with respect to the Project.

1.15 “Developed Technology” means any Technology developed, created or conceived by or on behalf of, or otherwise comes into the Control of, either Party or its Affiliate (other than its Acquirer or such Acquirer’s Affiliates), either alone or together with a Third Party, during the course of or as a result of performing all activities under this Agreement related to the development of the Plan or the implementation of the Development Program under the Final Plan. The Developed Technology shall include, without limitation, all Technologies contained in the proposed Plan presented by Acucela to Otsuka, the revised Plan proposed by Otsuka to Acucela and the Final Plan, but, for the avoidance of doubt, shall exclude such Technology as Acucela can establish by written documentation to have been developed by Acucela after the Effective Date independently of any activity under this Agreement and without use of any data, information or data disclosed by Otsuka.

1.16 “Development Program” means any clinical development activities (including, without limitation, stability testing, quality assurance and quality control development, statistical analysis, clinical pharmacology, Clinical Trials, and regulatory affairs) for the Product relating to seeking and obtaining the Regulatory Approval for the Product for the Plan Indication in the United States.

1.17 “Dr. Kubota” means Dr. Ryo Kubota, the Chief Executive Officer of Acucela.

1.18 “EMEA” means The European Medicines Agency or any successor agency or authority thereto.

*	Confidential Treatment Requested.

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1.19 “EU” means the European Union, as it may be redefined from time to time.

1.20 “FDA” means the United States Food and Drug Administration and any successor agency or authority thereto.

1.21 “Final Plan” means Acucela’s proposed Plan accepted by Otsuka pursuant to Section 3.3(b) or Otsuka’s revised Plan accepted by Acucela pursuant to Section 3.3(b), as applicable, and modifications and updates thereto agreed by the Parties pursuant to Section 4.8. The Final Plan shall be incorporated into this Agreement and shall form an integral part of this Agreement.

1.22 “First Commercial Launch” means the first sale to a Third Party by Otsuka, its Affiliate or its licensee for use or consumption of the Product for the Plan Indication in a country of the Territory after receipt of the first Regulatory Approval for such Product in such country.

1.23 “FTE” means a full-time equivalent person year (consisting of a total of * per year) of scientific, technical, project management and/or managerial work. No additional payment shall be made with respect to any person who works more than such number of hours per year, and any person who devotes less than such number of hours per year shall be treated as a FTE on a pro-rata basis.

1.24 “FTE Rate” means amounts per FTE per twelve (12) month period to be agreed upon by the Parties in the Final Plan, to * by the percentage increase, if any, in the Consumer Price Index for Urban Consumers for the West Region, All Items, as published by the U.S. Department of Labor, Bureau of Statistics, for the twelve consecutive month period prior to such anniversary date for which data is available.

1.25 “Future Technology” means any Technology that either Party or its Affiliates (other than its Acquirer or such Acquirer’s Affiliates) comes to Control after the Effective Date that is necessary to develop, make, have made, use, sell, offer for sale, import, export or otherwise exploit Compound or Product for the Plan Indication.

1.26 “GCP” means the then current and applicable good clinical practice regulations established in the US Code of Federal Regulations Title 21, Parts 50, 56 and 312, as may be amended from time to time; all other applicable rules, regulations and requirements of the FDA; and the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Guidelines (“International Conference on Harmonisation Guidelines”).

1.27 “Generic Competition” means, with respect to the Product in any country of the Territory in a given Calendar Quarter, if, during such Calendar Quarter, one or more Generic Products is or are commercially available in such country, regardless of the market share of such Generic Products in such country.

1.28 “Generic Penetration” means, with respect to the Product in any country of the Territory in a given Calendar Quarter, if, during such Calendar Quarter, one or more Generic Products is or are commercially available in such country and such Generic Product(s) has or

*	Confidential Treatment Requested.

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have a market share of * or more of the aggregate market share of Product and Generic Products (based on data provided by IMS International, or if such data is not available, such other reliable data source as reasonably determined by Otsuka and agreed by Acucela (such agreement not to be unreasonably withheld or delayed)) as measured by volume of unit sales.

1.29 “Generic Product” means any pharmaceutical product sold by a Third Party, not authorized by Otsuka or its Affiliates or licensees, (a) (i) which is “therapeutically equivalent” as evidenced by the FDA’s issuance of a therapeutic equivalence code of “A” with respect to the Product (as such term is used in the Approved Drug Products with Therapeutic Equivalence Evaluations published by the FDA Center for Drug Evaluation and Research or any successor publication), or by the similar finding or designation by the Regulatory Authority in the country in which the pharmaceutical product is being sold or (ii) which, in such countries in which no such finding or designation is made, has substantially the same indication as the Plan Indication for the Product approved by the relevant Regulatory Authority, and (b) which contains the Compound as its active pharmaceutical ingredient and is approved in reliance on the prior approval of a Product, as determined by the applicable Regulatory Authority.

1.30 “Governmental Authority” means any United States, federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.31 “Hourly Rate” means the hourly rate of Consultant.

1.32 “Implementation Team” means an implementation team consisting of representatives appointed by each Party, which is responsible for the implementation, supervision, oversight, management, coordination and otherwise control of all activities in the Development Program under the Final Plan.

1.33 “Initiation of a Phase III Clinical Trial” means, with respect to the Product, dosing of the first patient in a Phase III Clinical Trial conducted pursuant to the Final Plan for such Product.

1.34 “Insolvency” means, with respect to a Party,

(a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed or any application shall be made in a court of competent jurisdiction and such court enters an order or decree (i) granting relief in respect of such Party, or of substantial part of the property of such Party, under (A) Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, (B) the Bankruptcy Law (hasan ho), Civil Rehabilitation Law (minji-saisei ho), Corporate Reorganization Law (kaisha-kose ho) or the Corporate Code (kaisha ho) of Japan, as now constituted or hereafter amended, or (C) any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law in any jurisdiction; (ii) appointing a receiver, administrator, administrative receiver, liquidator,

*	Confidential Treatment Requested.

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trustee, custodian, sequestrator, conservator or similar official for such Party or for a substantial part of the property of such Party; or (iii) ordering the bankruptcy, dissolution, administration (by way of voluntary arrangement, scheme of arrangement or otherwise), the winding-up or liquidation of such Party; and in each case such order of decree remains unstayed and in effect for 60 days; or

(b) such Party shall (i) voluntarily commence any proceeding or file any petition in a court of competent jurisdiction seeking relief in respect of such Party, or of substantial part of the property of such Party, under (A) Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, (B) the Bankruptcy Law (hasan ho), Civil Rehabilitation Law (minji-saisei ho), Corporate Reorganization Law (kaisha-kose ho) or the Corporate Code (kaisha ho) of Japan, as now constituted or hereafter amended, or (C) any other federal, state or foreign bankruptcy, insolvency, receivership, or similar law in any jurisdiction; (ii) consent to the entry of judgment, decree or order for relief against it in an involuntary case or proceeding in connection with any proceeding or filing of any petition described in clause (a) above; (iii) apply for or consent to the appointment of a receiver, administrator, administrative receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for such Party or for a substantial part of the property of such Party; (iv) make a general assignment for the benefit of creditors; (v) take any action for the purpose of effecting any of the foregoing; or (vi) wind up or liquidate.

1.35 “Japan GAAP” means accounting principles generally accepted in Japan, as in effect from time to time.

1.36 “Intellectual Property Rights” means, collectively, Patents, Trade Secrets, Copyrights, Trademarks and all other intellectual property rights and proprietary rights, whether arising under the laws of the United States, Japan or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing, in each case now existing or hereafter developed during the term of this Agreement. For purposes of this Agreement: (a) “Patents” means all rights, title and interest in and to all issued patents and pending patent applications in any country in the Territory, including, without limitation, all provisionals, divisionals, continuations, continuations-in-part, patents of addition, re-examinations, supplementary protection certificates, renewals, extensions, registrations or confirmation patents, restorations of patent terms, letters patent, and reissues thereof; (b) “Trade Secrets” means all right, title and interest in all trade secrets and trade secrets rights arising under the laws of any jurisdiction; (c) “Copyrights” means all copyrights, and all right, title and interest in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interest throughout the world, and all right, title and interest in related applications and registrations throughout the world; and (d) “Trademarks” means all trademarks and service marks, and all right, title and interest in all trademarks and service marks arising under the laws of any jurisdiction, trademark and service mark registrations and applications therefor, and all right, title and interest in related applications and registrations throughout the world.

1.37 “Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments and/or ordinances of any Governmental Authority.

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1.38 “Loss” means any and all (a) claims, losses, liabilities, damages, fines, royalties, governmental penalties or punitive damages, deficiencies, interest, awards, and judgments, (b) with respect to Third Parties, settlement amounts and all of the items referred to in clause (a), which include, Third Party special, indirect, incidental, and consequential damages (including, without limitation, lost profits) and Third Party punitive and multiple damages, and (c) in connection with all of the items referred to in clauses (a) and (b) above, any and all costs and expenses (including, without limitation, reasonable attorneys fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened).

1.39 “NDA” means a New Drug Application filed with the FDA pursuant to 21 U.S.C. § 355 with respect to the Product for authorization to market such product in the United States, or an equivalent application filed with the Regulatory Authority of a country in the Territory other than the United States for authorization to market a Product in such country.

1.40 “NDA Package” means a complete package of data and information which the FDA needs in a NDA for the Product.

1.41 “Net Sales” means the gross amounts billed or invoiced by Otsuka, its Affiliates or licensees to non-licensee Third Parties for Product in the Territory, less the following deductions taken reasonably in accordance with the customary practices of Otsuka, its Affiliates or licensees, as applicable and Japan GAAP (provided that such practices are consistent with pharmaceutical industry standards):

(a) trade, quantity and cash discounts actually paid or granted;

(b) refunds, chargebacks, allowances and other adjustments actually paid or granted that effectively reduce the net selling price;

(c) rebates, product returns, credits, allowances, reimbursements and other adjustments actually paid or granted to customers in the ordinary course of business, including, without limitation, adjustments granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, and recalls;

(d) rebates actually paid or granted to any Governmental Authority (or branch thereof) or to any Third Party payor, administrator or contractee;

(e) rebates, credits, chargeback and prime vendor rebates, fees, reimbursements or similar payments or credits actually paid or granted to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations, and price reductions/adjustments required by law, regulations or contract;

(f) transportation, freight and postage charges applicable to delivery of Products to a non-licensee Third Party and other charges, such as insurance, relating thereto, in each case to the extent not reimbursed to Otsuka by a non-licensee Third Party; and

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(g) taxes (including, without limitation, excise taxes, sales taxes and VAT), tariffs, customs duties, excises or other governmental charges upon or measured by the production, sale, transportation, delivery, import, export or use of goods, in each case to the extent not reimbursed to Otsuka by a non-licensee Third Party, and excluding income taxes, withholding taxes and similar taxes.

Net Sales shall be determined from books and records maintained in accordance with Japan GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Product are giving rise to Net Sales.

If a Product is sold as part of a Combination Product (as defined below) in a country, the Net Sales of the Product, for the purposes of determining payments based on Net Sales, shall be determined by multiplying the *, by the fraction, A/(A+B), where:

A is * of the Product by Otsuka, its Affiliates or licensees when sold separately in finished form in such country and B is * by Otsuka, its Affiliates or licensees of the other product(s) included in the Combination Product when sold separately in finished form in such country, in each case during the applicable Net Sales reporting period or, if sales of both the Product and the other product(s) did not occur in such period, then in the most recent Net Sales reporting period in which sales of both occurred.

In the event that such * cannot be determined for both the Product and all other product(s) included in such Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is * of the Product and D is * of all other product(s) included in the Combination Product. In such event, Otsuka shall in good faith propose to Acucela an allocation of * of the Product and all other product(s) included in the Combination Product, Acucela shall in good faith consider such proposal, and the Parties shall seek to reach agreement on such allocation. If the Parties are unable to reach such agreement within * after Otsuka provides such proposal, the issue shall be referred for binding resolution to a mutually agreeable individual (not affiliated with either Party) with expertise in the marketing and sales of similar pharmaceutical products (including, without limitation, experience in pricing and reimbursement), such resolution to occur within thirty (30) days after such referral.

1.42 “Party” means either Acucela or Otsuka; “Parties” means both Acucela and Otsuka.

1.43 “Person” means any natural person or any corporation, company, partnership, joint venture, firm, Governmental Authority or other entity, including, without limitation, a Party.

1.44 “Phase III Clinical Trial” means a Clinical Trial (a) that is designed to: (i) demonstrate statistically whether the Product is safe and effective for use in humans in a particular Plan Indication; (ii) define warnings, precautions and adverse reactions that are

*	Confidential Treatment Requested.

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associated with the Product in the dosage range to be prescribed; and (iii) elicit data sufficient for the Regulatory Approval of the Product in the United States; and (b) that would satisfy the requirement of 21 C.F.R. § 312.21(c).

1.45 “Phase III Protocol” means protocol(s) for the Phase III Clinical Trial, including, without limitation, clinical endpoints thereof.

1.46 “Plan” means a comprehensive plan for the Development Program. The Plan shall include a detailed breakdown of the activities (along with each Party’s roles and responsibilities substantially consistent with those in Section 4.2), strategies, time schedule, Acucela’s appointed members of the Implementation Team (subject to Section 4.1(a)) and their FTE contribution, and budget for costs and expenses, for the Plan Implementation Phase. Without limitation the foregoing, the Plan shall in addition cover all items set forth in Schedule 1.46.

1.47 “Plan Indication” means the medical condition generally described as dry eye.

1.48 “Planning Team” means a planning team consisting of representatives appointed by Acucela, which shall be responsible for the development of the Plan in the Plan Development Phase.

1.49 “Product” means the ophthalmic suspension containing the Compound for use for the Plan Indication, which suspension is specified in the investigational new drug application (IND) filed with the FDA by Otsuka dated as of October 4, 2000.

1.50 “Project Completion” means the Regulatory Approval for the Plan Indication for the Product in the United States having been obtained in Otsuka’s or its designee’s name as a result of completion of both Phases under the Final Plan.

1.51 “Regulatory Approval” means the granting, whether through lapse of time or otherwise, by the FDA or the EMEA or by a comparable Regulatory Authority of approval to market a pharmaceutical product in a country in the Territory.

1.52 “Regulatory Authority” means any Governmental Authority, including, without limitation, the FDA or EMEA, with responsibility for granting licenses or approvals necessary for the marketing, manufacture and sale of pharmaceutical products in any country in the Territory.

1.53 “Technology” means all information, data and materials, whether patentable or not, including, without limitation, (a) ideas, discoveries, inventions, improvements or trade secrets, (b) pharmaceutical, chemical and biological materials, products and compositions, (c) tests, assays, techniques, data, methods, procedures, formulas, and/or processes, (d) technical, medical, pre-clinical, clinical, toxicological and other scientific data and other information relating to any of the foregoing, and (e) drawings, plans, designs, diagrams, sketches, specifications and/or other documents containing or relating to such information or materials, together with any Intellectual Property Rights relating thereto.

1.54 “Territory” means the United States and the EU.

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1.55 “Third Party” means any Person other than Acucela or Otsuka or any of their respective Affiliates.

1.56 “Third Party Contractor” means a Third Party vendor or service provider (e.g., contract research organization (“CRO”)) who is engaged to provide services on a fee-for-service basis on behalf of a Party. Such Party shall ensure that an agreement with each Third Party Contractor (“Service Agreement”) provides that: (a) the Third Party Contractor shall assign to the contracting Party ownership to at least those Technologies resulting from the services provided to such Party; (b) the Third Party Contractor shall not use or disclose (other than to such Party) such Technologies; (c) during the term of such Service Agreement and thereafter (but up to * after Project Completion) the Third Party Contractor (including its Affiliates and subcontractors) shall allow Otsuka or its designee to audit such Third Party Contractor sites, the Clinical Trial sites and all data, records and other information resulting from Clinical Trials or other services conducted by such Third Party Contractor once annually (or more often if any such annual audit reveals a failure by such Third Party Contractor to comply with GCPs and other applicable Laws or if Otsuka reasonably believes that such a failure to comply exists) in the location(s) where such data, records and information are maintained by such Third Party Contractor, upon reasonable notice (which shall be no less than fourteen (14) days prior notice) and during such Third Party Contractor’s regular business hours and under obligations of strict confidence, for the purposes of verifying its compliance with the GCP and all other applicable Laws of the FDA or other applicable Regulatory Authorities; and (d) Otsuka is a third party beneficiary of such Service Agreement. Each Service Agreement shall be reviewed and approved by Otsuka prior to the execution thereof. For the avoidance of doubt, any Consultant shall not be treated as Third Party Contractor.

1.57 “Key Valid Claim” means any claim from * owned by Otsuka that has not been revoked or held unenforceable or invalid by a final decision of a court or other Governmental Authority of competent jurisdiction, or that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.58 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition:	Section:
Activity Cessation	Section 2.3
Agents	Section 8.1
Acucela	preamble
Acucela Parties	Section 10.1
Cap	Section 13.13
Confidential Information	Section 8.2
Confidentiality Agreement	Section 8.2
Cost Item	Section 6.1(a)
CRO	Section 1.56
Data	Section 3.2(b)
Development Costs	Section 6.1(a)

*	Confidential Treatment Requested.

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Definition:	Section:
Disclosing Party	Section 8.1
Effective Date	preamble
Existing Data	Section 3.2(b)
Indemnified Party	Section 10.3
Indemnifying Party	Section 10.3
Otsuka	preamble
Otsuka Parties	Section 10.2
Receiving Party	Section 8.1
Plan Development Phase	Section 2.2(a)
Plan Implementation Phase	Section 2.2(a)
Pharmacovigilence Agreement	Section 4.5
Phase(s)	Section 2.2
Plan Presentation Date	Section 2.2(a)
Project	preamble
Service Agreement	Section 1.56
Term	Section 11.1
Third Party Claims	Section 10.1
Up Front Payment	Section 6.2(a)

ARTICLE II

SCOPE; PROJECT SCHEDULE

2.1 Scope. The Parties hereby agree to cooperate with respect to the conduct and implementation of the Project in accordance with the terms and conditions of this Agreement.

2.2 Project Schedule. The Parties agree that the Project will be conducted and implemented in two (2) phases, the Plan Development Phase and Plan Implementation Phase (each, as more fully described in (a) and (b) below and in Articles III and IV, and collectively “Phases,” and any of them a “Phase”).

(a) “Plan Development Phase”; In this Phase:

(i) Promptly upon the Effective Date, Acucela shall form the Planning Team;

(ii) The Planning Team shall develop the Plan with certain technical support from Otsuka and shall present a proposed Plan to Otsuka no later than *, but subject to adjustment in accordance with Section 3.2(b) (the “Plan Presentation Date”);

(iii) Upon its receipt the proposed Plan from Acucela, Otsuka shall either accept the Plan as proposed by Acucela or propose any revision of such Plan to Acucela; and

(iv) If Otsuka accepts the Plan as proposed by Acucela or Acucela accepts the revised Plan as proposed by Otsuka (upon which the Plan Development Phase shall be deemed completed), the Parties shall proceed to the Plan Implementation Phase.

*	Confidential Treatment Requested.

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(b) “Plan Implementation Phase”; In this Phase:

(i) Promptly after the completion of the Plan Development Phase, the Parties shall form the Implementation Team and shall commence and conduct the Development Program under the Final Plan;

(ii) The Plan Implementation Phase shall be deemed completed when Otsuka obtains the Regulatory Approval for a Product in the United States; and

(iii) The Parties aim to complete the Plan Implementation Phase by *. It is understood that this date is merely the target date with no legally binding nature, by which the Parties currently aim to complete the Plan Implementation Phase.

2.3 Key Member. Dr. Kubota shall be a key member of the Planning Team and the Implementation Team. The Parties acknowledge that the contribution of Dr. Kubota throughout both Phases is essential to Otsuka and that his continued retention by and service to Acucela as the Chief Executive Officer of Acucela and as on an ongoing, active member of the Planning Team and Implementation Team throughout both Phases is a material inducement to Otsuka to its acceptance and performance of its obligations hereunder. Therefore, if (x) Dr. Kubota is removed or resigns as the Chief Executive Officer of Acucela or (y) his employment with Acucela ends, for whatever reason prior to the Project Completion, or (z) if, in Otsuka’s reasonable judgment, Dr. Kubota ceases to act as an ongoing, active member of the Planning Team or the Implementation Team, then Otsuka may, at its sole discretion, either (a) terminate this Agreement for cause and without further cost or expense by giving Acucela written notice, (b) continue this Agreement without any change or amendment of the terms hereof, or (c) (only if any of the forgoing events occurs during the Plan Implementation Phase) continue this Agreement but assume all or part of the responsibilities and roles allocated to Acucela under the Final Plan, in which case (i) Acucela shall, at its cost, cooperate with reasonable requests by Otsuka to achieve a smooth and orderly transition to Otsuka of the responsibilities and roles assumed by Otsuka, including, without limitation, making its personnel and Consultant reasonably available to Otsuka, and assigning each Service Agreement then in effect to Otsuka; and (ii) Otsuka shall have no obligation to pay to Acucela the Development Costs to accrue thereafter. The forgoing notwithstanding, in the case in which Otsuka, in its reasonable judgment, believes Dr. Kubota has ceased to act as an ongoing, active member of the Planning Team or the Implementation Team (the “Activity Cessation”), prior to exercising any of its rights under this Section 2.3 on account of such Activity Cessation, Otsuka shall notify Dr. Kubota in writing of its belief and permit Dr. Kubota a period of fifteen (15) days from receipt of such notice from Otsuka the opportunity to resume acting as an ongoing, active member of the Planning Team or the Implementation Team, as applicable, within such fifteen (15) day period. If Dr. Kubota resumes acting as an ongoing, active member of the Planning Team or the Implementation Team, as applicable, Otsuka shall not be permitted to exercise its rights under this Section 2.3 for such Activity Cessation.

*	Confidential Treatment Requested.

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ARTICLE III

PLAN DEVELOPMENT PHASE

3.1 Planning Team.

(a) Formation. Promptly upon the Effective Date, Acucela shall form the Planning Team. The initial members of the Planning Team, along with his/her Hourly Rate, as applicable, are as set forth in Schedule 6.1(b).

(b) Qualification. Acucela shall ensure that all individuals of the Planning Team, including his/her replacements pursuant to subsection (d) below, have sufficient training, expertise and experience in ophthalmology drug development. Acucela shall require by written agreement that all personnel (including Consultants) involved in the development of the Plan have entered into confidentiality and Technology assignment agreements that are consistent with the provisions of this Agreement and shall be obligated to assign any rights they may have in any Developed Technology resulting from such work to Acucela.

(c) FTE and Consultant Contribution. The Hourly Rates for the Consultants for the Plan Development Phase are listed on Schedule 6.1(b). Acucela shall not charge FTE Rates in the Plan Development Phase, but shall instead charge Hourly Rates for employees and Consultants as set forth on Schedule 6.1(b). The number of hours to be devoted to the Plan Development Phase by each such employee and Consultant is set forth in the budget provided in Schedule 6.1(b).

(d) Removal and Replacement. Subject to Section 2.3, Acucela shall have the right to remove and replace any member of the Planning Team only if it obtains the prior written approval of Otsuka of Acucela’s proposed replacement member, which shall not be unreasonably withheld or delayed. If Acucela desires to remove or replace any member of the Planning Team, Acucela shall provide Otsuka with the reason(s) therefor, curriculum vitae and Hourly Rate(s) and/or FTE Rate of the replacement candidate(s), and such other information as may be reasonably requested by Otsuka, to facilitate Otsuka’s approval process.

3.2 Roles and Activities in the Plan Development Phase.

(a) General. Acucela shall take the lead in the development of the Plan and shall ensure that the Planning Team shall perform and complete such development in accordance with the terms of this Agreement.

(b) Initial Review. Within thirty (30) days after the Effective Date, Otsuka shall provide Acucela with the existing data and information related to the Compound which Otsuka considers are necessary for Acucela to develop the Plan hereunder (the “Existing Data”). Promptly upon its receipt of the Existing Data, Acucela shall begin its review of the previous development program of the Product in collaboration with Otsuka’s personnel, with the goal of understanding the history and outcome of such program to date, including, without limitation, potential problems or issues with the Product or the previous development program of the Product. It is understood that any delay in receiving from Otsuka Existing Data or any other data or information related to the Compound reasonably

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requested by Acucela to develop the Plan hereunder (together with the Existing Data, the “Data”) in connection with the Initial Review described in this Section 3.2(b) may cause delays in the Plan Presentation Date. As such, the Plan Presentation Date shall be extended by the amount of time, if any, that Otuska is delayed in providing to Acucela any Data.

(c) Otsuka Contribution. Otsuka shall make available to Acucela Otsuka’s employees experienced with the Product development: (i) to work closely with the Planning Team in the evaluation of all existing data and information related to the Product; (ii) to respond to inquiries from the Planning Team concerning Otsuka’s experience with the Product development; and (iii) keep abreast of the Planning Team’s efforts and activities in the development of the Plan.

(d) Reporting and Meetings. Acucela shall provide Otsuka with recurring status updates with respect to the progress of the development of the Plan, such updates to be provided not less frequently than twice per month or such other period as determined by the Parties. Acucela and Otsuka shall meet twice per month (in person or by video or teleconference), unless otherwise agreed to by the Parties, to discuss progress of the Plan development based on report to be submitted by Acucela to Otsuka during the Plan Development Phase.

(e) Third Party Contractor. All Third Party Contractor costs and expenses to be incurred in connection with the activities in the Plan Development Phase shall be borne by Otsuka and shall be paid by Otsuka, through Acucela in accordance with Section 6.1, to such Third Party Contractor under an appropriate Service Agreement between Acucela and such Third Party Contractor. Acucela shall be responsible for such Third Party Contractor’s performance in accordance with this Agreement and shall use its Commercially Reasonable Efforts to monitor and enforce the Service Agreement with such Third Party Contractor.

3.3 Presentation of the Plan; Acceptance or Revision of the Plan.

(a) Presentation of the Plan. Subject to Section 3.2(b), Acucela shall complete the development of the Plan and present a proposed Plan to Otsuka by the Plan Presentation Date. As soon as practicable after such presentation, the Parties shall meet in person with a view to discussing the Plan presented. Acucela shall pay to Otsuka damages for any delay in presentation to Otsuka of a proposed Plan, the amount of which damages per day shall be equal to * of the sum of the Development Costs that have been already paid by Otsuka to Acucela prior to the Plan Presentation Date and those that have already accrued but not become due at the Plan Presentation Date. Otsuka may, in its sole discretion, off-set any such damages from any payment of Development Costs due to Acucela pursuant to Section 6.1.

(b) Acceptance or Revision of the Plan. Otsuka shall have sixty (60) days after such meeting within which to either accept the Plan as proposed by Acucela or propose a revision of such Plan. If Otsuka fails to notify in writing Acucela of its acceptance or revision of Acucela’s proposed Plan within such sixty (60) day period, such Plan shall be deemed accepted by Otsuka. If the Plan as proposed by Acucela is accepted or deemed accepted by Otsuka, the Parties shall immediately proceed to the Plan Implementation Phase

*	Confidential Treatment Requested.

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and shall commence and implement the Development Program under such Plan pursuant to Article IV. If any revision of the Plan is proposed by Otsuka to Acucela, Acucela shall have thirty (30) days within which to accept or reject such revised Plan. If Acucela fails to notify in writing Otsuka of its acceptance or rejection of such revised Plan, such revised Plan shall be deemed accepted by Acucela. If the revised Plan as proposed by Otsuka is accepted or deemed accepted by Acucela, the Parties shall proceed to the Plan Implementation Phase, and shall commence and implement the Development Program under such revised Plan pursuant to Article IV.

3.4 Negative Result. If Acucela concludes during or at the end of the Plan Development Phase that there is little or no possibility of obtaining the Regulatory Approval for the Product in the Plan Indication in the United States, Acucela shall notify in writing Otsuka thereof, along with detailed reason(s) therefor.

ARTICLE IV

PLAN IMPLEMENTATION PHASE

4.1 Plan Implementation Team.

(a) Formation. Promptly after the completion of the Plan Development Phase, the Parties shall form the Implementation Team. The individuals appointed by Acucela as members of the Implementation Team shall be as set forth in the Final Plan, provided that such individuals shall be substantially same as those of the Planning Team, unless removed or replaced pursuant to subsection (b) below. Section 3.1(b) shall apply mutatis mutandis to individuals appointed by Acucela as members of the Implementation Team. Acucela shall be responsible for appointing the members of the Implementation Team, provided that Otsuka shall have the right to appoint to the Implementation Team a reasonable number of individuals with experience and expertise in the responsibilities and roles allocated to Otsuka in the Final Plan, all of whom shall be subject to acceptance by Acucela. Acucela shall not unreasonably withhold or delay its acceptance of any individuals proposed by Otsuka.

(b) Removal and Replacement. Acucela shall have the right to remove and replace its appointed members of the Implementation Team only if it obtains the prior written approval of Otsuka of Acucela’s proposed replacement member, which shall not be unreasonably withheld or delayed. If Acucela desires to remove or replace any member of the Implementation Team, Acucela shall provide Otsuka with the reason(s) therefor, curriculum vitae and FTE Rate(s) or Hourly Rates, as applicable, of the replacement candidate(s) and such other information as may be reasonably requested by Otsuka, to facilitate Otsuka’s approval process. Otsuka shall have the right to replace any of its appointed members of the Implementation Team at any time, effective upon prior written approval of Otsuka’s proposed replacement member by Acucela, which approval shall not be unreasonably withheld or delayed. If Otsuka desires to remove any of its appointed members of the Implementation Team at any time but not to replace such member, Otsuka may remove such member upon notice to Acucela.

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4.2 Responsibilities and Roles in Plan Implementation Phase. The Parties shall diligently conduct and implement, through the Implementation Team, the Development Program under the Final Plan and shall use their respective Commercially Reasonable Efforts to obtain, in Otsuka’s or its designee’s name, the Regulatory Approval for the Product in the Plan Indication in the United States in accordance with the Final Plan. The specific responsibilities and roles of each Party shall be as set forth in the Final Plan, provided that the Final Plan shall be substantially consistent with the following allocation of responsibilities and roles:

(a) Acucela will:

(i) take the lead in the implementation of the Development Program under the Final Plan and cause its appointed members of the Implementation Team to actively act as key members in each development effort;

(ii) select and manage CROs;

(iii) collect all data and information produced as a result of Clinical Trials; and

(iv) actively participate in meetings with the FDA and other Regulatory Authorities.

(b) Otsuka will:

(i) cause its designated Affiliate to act as its agent to perform, on behalf of Otsuka, all regulatory or other affairs in the United States required to obtain, in Otsuka’s or its designee’s name, the Regulatory Approval for the Product in the Plan Indication in the United States;

(ii) review and approve the Clinical Trial Protocol and NDA Package developed by the Implementation Team, and any FDA requirement thereof; and

(iii) manufacture and supply Products necessary for Clinical Trials.

Without prejudice to the generality of Section 9.3, each Party shall conduct, and shall cause its Affiliates and Third Party Contractors to conduct, all of its activities in the Development Program under the Final Plan in accordance with the GCP and any other applicable Laws.

4.3 Access to Data. During the Plan Implementation Phase, Acucela shall, within fifteen (15) days after Otsuka’s written request, provide to Otsuka and its designee, or allow Otsuka or its designee to access, all clinical, toxicological and other scientific data and other information (in electronic form to the extent available in such form) in the possession, or under the control of, Acucela or its Affiliate or Third Party Contractors, concerning Compound and Product, which are generated or developed during the course of the Development Program under the Final Plan.

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4.4 Audit Right. During the term of this Agreement and thereafter (but up to two (2) years after Project Completion), Otsuka and its designee may, once annually (or more often if any such annual audit reveals a failure by such Third Party Contractor to comply with GCPs and other applicable Laws or if Otsuka reasonably believes that such a failure to comply exists) and upon reasonable notice to Acucela (which shall be no less than fourteen (14) days prior notice) and during regular business hours of Acucela or its Third Party Contractor, as applicable, and under obligations of strict confidence, audit Acucela sites, its Third Party Contractors (including its Affiliates and subcontractors) sites, the Clinical Trial sites, and all data, records and other information resulting from Clinical Trials or other services conducted by Acucela or such Third Party Contractors in the location(s) where such data, records and information are maintained, for the purposes of verifying its compliance with the GCP and all other applicable Laws of the FDA and other applicable Regulatory Authorities. All costs associated with such audit shall be borne by Otsuka, unless such audit reveals any breach by Acucela or its Affiliate or such Third Party Contractors of this Agreement or any applicable Laws, in which case all such costs shall be borne by Acucela.

4.5 Pharmacovigilence Agreement. The Parties shall, within sixty (60) days after the commencement of Plan Implementation Phase, enter into a separate agreement in respect of their pharmacovigilence obligations which shall be consistent with all applicable Laws and International Conference on Harmonisation Guidelines (“Pharmacovigilence Agreement”). The Pharmacovigilence Agreement shall establish in sufficient detail an appropriate procedure to ensure that all pharmacovigilence requirements are met. Any breach by either Party of the Pharmacovigilence Agreement shall constitute a breach of this Agreement.

4.6 Otsuka Affiliates. Otsuka may, at its election, cause its Affiliates to perform all or part of its obligations, duties or activities in the Development Program under the Final Plan, provided that Otsuka remains responsible for such Affiliates’ performance in accordance with this Agreement.

4.7 Third Party Contractor. Unless otherwise agreed by the Parties, all Third Party Contractor costs and expenses to be incurred in connection with the activities in the Plan Implementation Phase shall be borne by Otsuka and shall be paid by Otsuka, through Acucela in accordance with Section 6.1, to such Third Party Contractor under an appropriate Service Agreement between Acucela and such Third Party Contractor. The Party who is a party to a Service Agreement with such Third Party Contractor shall be responsible for such Third Party Contractor’s performance in accordance with this Agreement and shall use its Commercially Reasonable Efforts to monitor and enforce such Service Agreement.

4.8 Modification in Final Plan. The Parties may from time to time modify or update any portion of the Final Plan by mutual written agreement.

4.9 Clinical Trial Protocol and NDA Package. Acucela agrees that Otsuka shall have the sole discretion to accept or reject the Clinical Trial Protocol and NDA Package developed by the Implementation Team and any FDA requirement thereof. Acucela shall conduct, and shall cause its Affiliates and Third Party Contractors to conduct, all Clinical Trials in accordance with the Clinical Trial Protocol accepted by Otsuka.

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4.10 Reporting and Meeting. Acucela shall provide Otsuka with recurring status updates with respect to the progress of the implementation of the Final Plan, such updates to be provided not less frequently than twice per month or such other period as determined by the Parties. The Implementation Team shall meet no less than twice per month (in person or by video or teleconference), unless otherwise agreed to by the Parties, to discuss progress and issues of the Development Program under the Final Plan based on report to be submitted by Acucela to Otsuka and to exchange information and data necessary for each Party’s performance of its activities and duties in the Development Plan under the Final Plan.

4.11 Return and Provision of Data and Information. Within thirty (30) days after the Project Completion, Acucela, at its expense, return or provide to Otsuka all Data and any other information, data and materials disclosed by Otsuka in connection with this Agreement and all information, data and materials which shall constitute the Developed Technology, in the possession, or under the control of, Acucela or its Affiliate or Third Party Contractor.

ARTICLE V

COMMERCIALIZATION

5.1 Commercialization. As between the Parties, from and after the Project Completion, Otsuka shall be responsible for the commercialization of the Product in the United States and in such other countries where there is, in Otsuka’s sole judgment, a commercially rewarding opportunity for the Product, including, without limitation, all costs and expenses relating thereto.

5.2 Exclusive Negotiation Right. Otsuka shall, as soon as practicable after filling with the FDA of a NDA for the Product for the Plan Indication, and in no event more than thirty (30) days thereafter, enter into good faith exclusive negotiations with Acucela for an exclusive license (except as to Otsuka, Otsuka’s Affiliate, or Otsuka’s designee as a co-promotion partner) to co-promote the Product in the United States upon commercially reasonable terms. The term of such exclusive negotiations shall not exceed * unless agreed otherwise by the Parties.

5.3 No Obligation. For the avoidance of doubt, neither Party shall be obliged to enter into a co-promotion agreement or any other related agreement with the other Party pursuant to Section 5.2.

ARTICLE VI

FINANCIAL PROVISIONS

6.1 Development Costs.

(a) Cost Item. Otsuka shall pay Acucela the following items on a monthly basis: (i) Acucela’s FTE costs and Consultant costs, at the applicable FTE Rate or Hourly Rates, as applicable, for the relevant month in each Phase, plus a mark-up of *; (ii) all out-of pocket expenses incurred by Acucela for travel and accommodation required to perform Acucela’s obligations and responsibilities in each Phase; and (iii) all out-of-pocket expenses incurred by Acucela in engaging Third Party Contractors to perform Acucela’s obligations and responsibilities in each Phase plus a mark-up of * (each of the above (i), (ii) and (iii), the “Cost Item,” collectively, the “Development Costs”).

*	Confidential Treatment Requested.

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(b) Three Month Budget. Schedule 6.1(b) sets forth the budget of the Development Costs for the initial three (3) months after the Effective Date. By the 5th day of each month, commencing the month following the month which the Effective Date falls into, Acucela shall provide to Otsuka a rolling three (3) month budget of the Development Costs, which shall include a detailed breakdown of each Cost Item. Any budgets provided by Acucela to Otsuka under this Section 6.1(b), including the initial three (3) month budget of Schedule 6.1(b), shall not be considered the final amount of the Development Costs for the relevant month, but shall be prepared as accurately as possible for guidance in Otsuka’s cost management. Furthermore, on a Cost Item and Cost Item basis, any expense to be incurred by Acucela in excess of * of the latest budget provided by Acucela to Otsuka shall be approved by Otsuka in advance. If Acucela fails to obtain such prior approval from Otsuka, Otsuka shall not be obligated to pay the excess amount.

(c) Annual Budget. The Parties understand the Plan proposed by Acucela shall include detailed budget of the Development Costs for the first Calendar Year of the Development Program and the * budget of the Development Costs. By December 15th of each Calendar Year commencing in the first Calendar Year of the Development Program, Acucela shall provide to Otsuka a rolling * budget of the Development Costs. Any budgets provided by Acucela to Otsuka under this Section 6.1(c) shall not be considered the final amount of the Development Costs for the relevant calendar year.

(d) Invoice and Payment. On or before the tenth (10th) day of each month during each Phase, Acucela shall provide to Otsuka an appropriate invoice for the Development Costs for the preceding month, together with (i) a written report summarizing Acucela’s activities in such month and confirming the number of FTEs and Consultants engaged for each activity and reasonably approximating the portion of such FTEs and Consultants allocated to each major activity; and (ii) all documents evidencing the actual incurrence of each Cost Item such as the invoices and receipts received by Acucela. Within fourteen (14) days of receiving such appropriate invoice, Otsuka shall pay Acucela the Development Costs for the applicable month. Notwithstanding the foregoing, in the event that, in a given calendar month, the aggregate amount of the Cost Items described in Section 6.1(a)(iii) for such calendar month that is invoiced by Third Party Contractors *, Acucela may invoice Otsuka for such Cost Items in advance of such Cost Items’ becoming due to the Third Party Contractor(s), provided that Acucela’s invoice to Otsuka shall be accompanied by documents evidencing that Acucela has actually been invoiced for such Cost Items and any other documents reasonably requested by Otsuka. Otsuka shall pay such Cost Item amounts within fourteen (14) days of receiving such appropriate invoice and documents.

*	Confidential Treatment Requested.

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6.2 Event Milestone Payments. Otsuka shall make non-refundable (subject to Section 11.6(a)) payments to Acucela as set forth below not later than fifteen (15) Business Days after the earliest date on which the corresponding milestone event set forth below is achieved by Otsuka or its Affiliate, licensee or agent:

Milestone Event	Payment
(a) Within (30) days of the execution of this Agreement	$2,000,000 (“Up Front Payment”)

(b) Initiation of Phase III Clinical Trial	$5,000,000

(c) Filing with the FDA of an NDA for the Product for the Plan Indication	$5,000,000

(d) Regulatory Approval for the Product for the Plan Indication in the United Sates	$20,000,000

6.3 Licensed Product Royalties.

(a) Net Sales by Otsuka and Affiliates. Otsuka shall pay to Acucela royalties, during the Term, and thereafter in accordance with Section 11.6, on Calendar Year Net Sales in the Territory as follows, subject to the adjustments on a country by country basis as set forth in subsection (c) below:

Calendar Year Net Sales of the Product by Otsuka, its Affiliates and licensees	Royalty Rate
Less than or equal to $*	0%
Greater than $* and less than or equal to $*	2%
Greater than $* and less than or equal to $*	4%
Greater than $*	6%

(b) Royalties under Section 6.3(a) on Net Sales of the Product in the Territory in a Calendar Year shall be paid at the rate applicable to the portion of Net Sales within each of the Net Sales levels during such Calendar Year. For example, if, during a Calendar Year, Net Sales of a Product in the Territory were $*, then the royalties payable by Otsuka would be calculated by adding (i) the royalties with respect to the first $* at the first-level percentage of zero (0%) ($* x 0.00 = $0.00), (ii) the royalties with respect to the next $* at the second-level percentage of two percent (2%) ($* x 0.02 = $*), and (iii) the royalties with respect to the next $* at the third level percentage of four percent (4%) ($* x 0.04) = $*, for a total royalty of $*.

*	Confidential Treatment Requested.

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(c) Royalty Adjustments.

(i) Royalty Adjustment for Generic Competition. If, for a given Calendar Year, there is the Generic Competition in a country of the Territory in which Otsuka, its Affiliate or licensee is selling the Product, then for such country the royalties payable pursuant to this Section 6.3 shall be reduced by * for the remainder of the Term.

(ii) Royalty Adjustment for Generic Penetration. If, for a given Calendar Quarter, there is the Generic Penetration in a particular country in which Otsuka, its Affiliate or licensee is selling the Product, then *.

6.4 Reports; Payments. Within sixty (60) days after the end of each Calendar Quarter during which there are Net Sales giving rise to a payment obligation under Section 6.3, Otsuka shall submit to Acucela a report identifying gross sales for all the Products in the Territory for such Calendar Quarter, the deductions from gross sales used in calculating Net Sales and the resulting calculation of royalties payable to Acucela. Concurrently with each such report, Otsuka shall pay to Acucela all royalties payable by it under Sections 6.3. In the event that there are any royalty rate adjustments to be made pursuant to Section 6.3, that cannot be reflected in the report and payment to be submitted within sixty (60) days after the end of the Calendar Quarter in which the triggering event has occurred (as contemplated in the first sentence of this Section 6.4), such adjustments shall be implemented within sixty (60) days after the end of the Calendar Year following the Calendar Year in which the triggering event occurs.

6.5 Books and Records; Audit Rights. Otsuka shall keep reasonably complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales and payments required by Section 6.3. Acucela shall have the right, once annually at its own expense, to have an independent, certified public accounting firm, selected by Acucela and reasonably acceptable to Otsuka, review any such records of Otsuka in the location(s) where such records are maintained by Otsuka upon reasonable notice (which shall be no less than fourteen (14) days prior notice) and during Otsuka’s regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Section 6.3 within the three (3)-year period preceding the date of the request for review. The report of such accounting firm shall be limited to a certificate stating whether any report made or payment submitted by Otsuka during such period is accurate or inaccurate and the actual amounts of Net Sales and royalties and other payments due for such period. Otsuka shall receive a copy of each such report concurrently with receipt by Acucela. Should such inspection lead to the discovery of a discrepancy to Acucela’s detriment, Otsuka shall pay within ten (10) Business Days after its receipt from the accounting firm of the certificate the amount of the discrepancy. Acucela shall pay the full cost of the review unless the underpayment is greater than * of the amount due for any Calendar Year, in which case Otsuka shall pay the reasonable cost charged by such accounting firm for such review.

6.6 Taxes. Acucela shall pay any and all taxes levied on account of payments it receives under this Agreement. If laws or regulations require that taxes be withheld, Otsuka will (a) deduct those taxes from the remittable payment, (b) timely pay the taxes to the proper

*	Confidential Treatment Requested.

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taxing authority, and (c) send proof of payment to Acucela within thirty (30) days after receipt by Otsuka of confirmation of payment from the relevant taxing authority. Otsuka will reasonably cooperate with Acucela to obtain the benefit of any applicable tax law or treaty, including, without limitation, the pursuit of any refund or credit of such tax to Acucela. With mutual understanding by the Parties that there will be no withholding taxes in connection with the payments made to Acucela under this Agreement, Acucela shall, as soon as practicable after the Effective Date, provide to Otsuka the certificate(s) of residency necessary to obtain such benefit.

6.7 United States Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts.

6.8 Payment Method and Currency Conversion. All payments to be made by Otsuka to Acucela shall be in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at Otsuka’s election, to a bank account designated by Acucela in writing from time to time. For the purposes of determining the amount of Net Sales based on which royalties are payable under Section 6.3, the amount of Net Sales in any foreign currency shall be converted into United States dollars in a manner consistent with Otsuka’s normal practices used to prepare its audited financial reports; provided that such practices use a widely accepted source of published exchange rates.

ARTICLE VII

INTELLECTUAL PROPERTY RIGHTS

7.1 Ownership of Intellectual Property.

(a) Background Technology. Ownership of each Party’s Background Technology shall remain with that Party. Nothing herein is intended to transfer the ownership of, or grant a license of, any Party’s Background Technology to the other Party, except as expressly provided for in Section 7.2 below.

(b) Developed Technology. Otsuka shall be the sole and exclusive owner of all Developed Technologies, and any Developed Technology shall be Confidential Information of Otsuka. No right or license is granted to Acucela under the Developed Technology, except as expressly provided for in Section 7.2 below.

7.2 License Grants.

(a) Acucela Grant of License; Non-Suit Covenant. Acucela hereby grants to Otsuka, (i) a non-exclusive, royalty-free, paid-up license, with the right to sublicense to Otsuka’s Affiliates, under Acucela’s Background Technology, solely to perform and conduct Otsuka’s obligations and responsibilities under this Agreement during the Phases; and (ii) a non-exclusive, royalty-bearing license (subject to Section 11.6), with the right to sublicense to any Person, under Acucela’s Background Technology, solely to develop, manufacture, have manufactured, use, sell, offer for sale, export and import the Compound and/or Product for the Plan Indication in any countries and territories of the world. Acucela hereby covenants that neither Acucela nor its Affiliates shall sue under or assert against Otsuka or any of its

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Affiliates or its licensees or sublicensees any Future Technology of Acucela for any activities by Otsuka or any of its Affiliate or its licensees or sublicensees undertaken solely in connection with the (x) exercise of the foregoing license granted to Otsuka, or (y) use of Developed Technology.

(b) Otsuka Grant of License; Non-Suit Covenant. Otsuka hereby grants to Acucela, a non-exclusive, royalty-free, paid-up license, without the right to sublicense, under Otsuka’s Background Technology and Developed Technology, solely to perform and conduct Acucela’s obligations and responsibilities under this Agreement during the Phases. Otsuka hereby covenants that neither Otsuka nor its Affiliates shall sue under or assert against Acucela or any of its Affiliates any Future Technology for any activities by Acucela undertaken in connection with the exercise of the foregoing license granted to Acucela. For the avoidance of doubt, subject to the negotiation right granted to Acucela in Section 5.2, Acucela shall have no right to manufacture, have manufactured, sell or otherwise commercialize any Compound or Product using any of Otsuka’s Background Technology or Developed Technology.

ARTICLE VIII

CONFIDENTIAL INFORMATION

8.1 Treatment of Confidential Information. During the Term and thereafter, each Party (the “Receiving Party”) shall maintain Confidential Information (as defined in Section 8.2) of the other Party (the “Disclosing Party”) in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others (except for, subject to Section 8.3 below, agents, directors, officers, employees, consultants, subcontractors, licensees, partners, Affiliates that are permitted sublicensees hereunder and advisors (collectively, “Agents”), in each case solely to the extent such Agents require such access to Confidential Information in order for the Receiving Party to fulfill its obligations or exercise its rights hereunder, and under obligations of confidentiality at least as protective of the Disclosing Party and its interest in its Confidential Information as the terms set forth in this Article VIII) and during such period the Receiving Party shall exercise reasonable efforts to prevent and restrain the unauthorized use and unauthorized disclosure of the Disclosing Party’s Confidential Information by any of the Receiving Party’s Agents, which reasonable efforts shall be at least as diligent as those generally used by the Receiving Party in protecting its own confidential and proprietary information of similar importance. Each Party will be responsible for a breach of this VIII by its Agents. Neither Party shall use Confidential Information of the other Party for any purpose other than the performance of its obligations and the exercise of its rights or licenses granted or permitted under this Agreement. For clarity, either Party may disclose Confidential Information of the other Party to Governmental Authorities (a) to the extent necessary to exercise its rights and licenses hereunder and (b) in order to respond to inquiries, requests or investigations by Governmental Authorities.

8.2 Confidential Information. “Confidential Information” means all trade secrets or other proprietary information, including, without limitation, any proprietary data and materials (whether or not patentable or protectable as a trade secret), regarding a Party’s or its licensor’s technology, products, business, financial status or prospects or objectives regarding the Compound or Product, which is disclosed by a Party to the other Party. All information

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disclosed prior to the Effective Date by either Party to the other Party pursuant to that certain Mutual Confidential Disclosure Agreement entered into between the Parties dated as of May 20, 2008 (the “Confidentiality Agreement”), shall be deemed Confidential Information of such Party to the extent otherwise constituting Confidential Information as defined thereunder or hereunder. Further, for the avoidance of doubt, any proprietary information assigned to a Party under this Agreement shall become the Confidential Information of the Party to which such proprietary information has been assigned. Notwithstanding the foregoing, there shall be excluded from the foregoing definition of Confidential Information any of the foregoing that:

(a) either before or after the date of the disclosure to the Receiving Party is lawfully disclosed to the Receiving Party by Third Parties without any violation of any obligation to the Disclosing Party; or

(b) either before or after the date of the disclosure to the Receiving Party, becomes published or generally known to the public through no fault or omission on the part of the Receiving Party or its Agents; or

(c) is independently developed by or for the Receiving Party without reference to or reliance upon the Confidential Information as demonstrated by contemporaneous written records of the Receiving Party.

In addition, the Receiving Party may disclose the Confidential Information of the Disclosing Party to the limited extent the Receiving Party is required to do so to comply with applicable Laws, to defend or prosecute litigation or to comply with governmental regulations or the regulations or requirements of any stock exchange, provided that the Receiving Party promptly provides prior notice of such disclosure to the Disclosing Party, cooperates with the Disclosing Party, and otherwise uses reasonable efforts to avoid or minimize the degree of such disclosure (including, without limitation, seeking a protective order or submitting a confidential treatment request, as applicable).

8.3 Conflict of Interest. The Parties recognize that any pharmaceutical or biotechnology company other than Otsuka may, by virtue of its equity investment to Acucela or its financial or other contribution to Acucela, have the right to appoint one or more directors or officers of Acucela in the future. In such event, if one or more directors or officers of Acucela are appointed by any such pharmaceutical or biotechnology company, then Acucela shall strictly prevent any such appointed directors or officers from accessing any Confidential Information of Otsuka or any data, information or materials related to Compound and Product or the subject matter of this Agreement.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Accucela’s Representations and Warranties. Acucela warrants and represents to Otsuka that:

(a) Acucela is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, is in good standing and duly qualified to

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do business in the State of Washington and has all requisite power and authority (corporate and otherwise) to execute, deliver and perform this Agreement, to own all of its assets and to conduct the business and consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of all requisite agreements and documents. This Agreement has been duly and validly executed and delivered by Acucela and constitutes a valid and binding obligation of Acucela, enforceable against it in accordance with its terms, subject to applicable bankruptcy and equity exception.

(b) Neither the execution, delivery and performance of this Agreement by Acucela, nor the consummation of the transactions contemplated hereby, will (i) conflict with or violate any provision of Acucela’s organizational documents, any agreement to which it is a party or any judgment, order of any court or Governmental Authority by which it or its assets are bound, or (ii) violate any Law or permit applicable to Acucela.

(c) (i) The execution, delivery and performance by Acucela of this Agreement, and the execution, delivery and performance by Acucela of the other agreements, instruments and/or documents required to complete the transactions contemplated herein to do not require any action by or in respect of, or filing with, any Governmental Authority and (ii) no consents of Third Parties are required for the consummation by Acucela of the transactions contemplated by this Agreement.

(d) Neither Acucela nor any of its officers, directors, owners, principals, or employees has been or will be at any relevant time hereunder debarred under Section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §335a(a) or (b), or similar local law and that Acucela has not and shall not use in any capacity the services of any individual, corporation, partnership, or association which has been debarred under Section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §335a(a) or (b), or similar local law in connection with this Agreement. In the event that any such party becomes debarred, Acucela shall notify Ostuka in writing immediately.

9.2 Otsuka’s Representations, Warranties and Covenants. Otsuka warrants and represents to Acucela that:

(a) Otsuka is a corporation duly organized, validly existing under the laws of Japan and has all requisite power and authority (corporate and otherwise) to execute, deliver and perform this Agreement, to own all of its assets and to conduct the business and consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of all requisite agreements and documents. This Agreement has been duly and validly executed and delivered by Otsuka and constitutes a valid and binding obligation of Otsuka, enforceable against it in accordance with its terms, subject to applicable bankruptcy and equity exception.

(b) Neither the execution, delivery and performance of this Agreement by Otsuka, nor the consummation of the transactions contemplated hereby, will (i) conflict with or violate any provision of Otsuka’s organizational documents, any agreement to which it is a party or any judgment, order of any court or Governmental Authority by which it or its assets are bound, or (ii) violate any Law or permit applicable to Otsuka.

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(c) (i) The execution, delivery and performance by Otsuka of this Agreement, and the execution, delivery and performance by Otsuka of the other agreements, instruments and/or documents required to complete the transactions contemplated herein to do not require any action by or in respect of, or filing with, any Governmental Authority and (ii) no consents of Third Parties are required for the consummation by Otsuka of the transactions contemplated by this Agreement.

(d) Neither Otsuka nor any of its officers, directors, owners, principals, or employees has been or will be at any relevant time hereunder debarred under Section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §335a(a) or (b), or similar local law and that Otsuka has not and shall not use in any capacity the services of any individual, corporation, partnership, or association which has been debarred under Section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §335a(a) or (b), or similar local law in connection with this Agreement. In the event that any such party becomes debarred, Otsuka shall notify Acucela in writing immediately.

9.3 Compliance with Law. Each Party shall conduct, and shall cause its Affiliates and Third Party Contractors, to conduct, all of its activities contemplated under this Agreement in accordance with all applicable Laws of the country in which such activities are conducted, including, but not limited to, the GCP, and all other applicable Laws of the FDA and other applicable Regulatory Authorities.

9.4 No Warranty. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification in Favor of Acucela. Otsuka shall indemnify, defend and hold harmless the Acucela Parties (as hereinafter defined) from and against any and all Losses incurred by any of the Acucela Parties or to which any of the Acucela Parties becomes subject to the extent resulting from any Third Party claim, action, suit, proceeding, liability or obligation (collectively, “Third Party Claims”)to the extent resulting from:

(a) any misrepresentation or breach of any representation, warranty, covenant or agreement made by Otsuka in this Agreement; or

(b) any violation of the Act or any foreign similar Law by Otsuka; or

(c) the gross negligence or willful misconduct of any of the Otsuka Parties (as hereinafter defined) in connection with Otsuka’s performance of its obligations under this Agreement; or

(d) any injury to person or property resulting from the administration of the Product or Compound; or

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(e) the infringement or alleged infringement of any Third Party’s Intellectual Property Rights as a result of the manufacture, use or sale of the Products or Compounds.

For purposes of this Article X, “Acucela Parties” means Acucela, its Affiliates and their respective licensors, agents, consultants, directors, officers, employees and shareholders.

The indemnification obligations set forth in this Section 10.1 shall not apply to the extent that any Loss (i) is the result of a breach of this Agreement by Acucela or the gross negligence or willful misconduct of any of the Acucela Parties; or (ii) is otherwise within the scope of the indemnification obligations set forth in Section 10.2 below.

10.2 Indemnification in Favor of Otsuka. Acucela shall indemnify, defend and hold harmless the Otsuka Parties (as hereinafter defined) from and against any and all Losses incurred by any of the Otsuka Parties or to which any of the Otsuka Parties becomes subject to the extent resulting from any Third Party Claim to the extent resulting from:

(a) any misrepresentation or breach of any representation, warranty, covenant or agreement made by Acucela in this Agreement; or

(b) any violation of the Act or any foreign similar Law by Acucela;

(c) the gross negligence or willful misconduct of any of the Acucela Parties in connection with Acucela’s performance of its obligations under this Agreement; or

(d) any injury to person or property resulting from the administration of the Product or Compound resulting from any negligent act or omission of Acucela in carrying out its obligations under this Agreement.

For purposes of this Article X, “Otsuka Parties” means Otsuka, its Affiliates and their respective licensors, agents, consultants, directors, officers, employees and shareholders.

The indemnification obligations set forth in this Section 10.2 shall not apply to the extent that any Loss (i) is the result of a breach of this Agreement by Otsuka or the gross negligence or willful misconduct of any of the Otsuka Parties; or (ii) is otherwise within the scope of the indemnification obligations set forth in Section 10.1 above.

10.3 General Indemnification Procedures.

(a) A Person seeking indemnification pursuant to this Article X (an “Indemnified Party”) shall give prompt notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the commencement or assertion of any Third Party Claim in respect of which indemnity may be sought hereunder, shall give the Indemnifying Party such information with respect to any indemnified Third Party Claim as the Indemnifying Party may reasonably request, and shall not make any admission concerning any such Third Party Claim, unless such admission is required by applicable Law or legal process, including, without limitation, in response to questions presented in depositions or interrogatories. Any admission made by the Indemnified Party with respect to any such Third Party Claim or the

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failure to give such notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the ability of the Indemnifying Party to defend a Third Party Claim is prejudiced thereby (and no admission required by applicable Law or legal process shall be deemed to result in prejudice). The Indemnifying Party shall assume and conduct the defense of any Third Party Claim for which indemnification is sought, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. Subject to the initial and continuing satisfaction of the terms and conditions of this Article X, the Indemnifying Party shall have full control of such Third Party Claim, including, without limitation, settlement negotiations and any legal proceedings. If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 10.3, the Indemnified Party may defend the Third Party Claim. If both Parties are Indemnifying Parties with respect to the same Third Party Claim, the Parties shall determine by mutual agreement, within twenty (20) days following their receipt of notice of commencement or assertion of such Third Party Claim (or such lesser period of time as may be required to respond properly to such claim), which Party shall assume the lead role in the defense thereof. Should the Indemnifying Parties be unable to mutually agree on which of them shall assume the lead role in the defense of such Third Party Claim, both Indemnifying Parties shall be entitled to participate in such defense through counsel of their respective choosing.

(b) Any Indemnified Party or Indemnifying Party not managing the defense of a Third Party Claim shall have the right to participate in (but not control), at its own expense (subject to the immediately succeeding sentence), the defense. The Party managing the defense of an action or proceeding under its control shall not be liable for any litigation cost or expense incurred, without its consent, by the Party not managing the defense; provided, however, that if the Indemnifying Party managing the defense fails to take reasonable steps necessary to defend such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party managing the defense will be liable for all reasonable costs or expenses paid or incurred in connection therewith; and provided further that, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith.

(c) Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not consent to a settlement of, or the entry of any judgment against an Indemnified Party arising from any such Third Party Claim to the extent such judgment or settlement involves (i) equitable or other non-monetary relief from the Indemnified Party, (ii) any monetary relief from the Indemnified Party not fully indemnified under this Agreement, or (iii) the assumption by the Indemnified Party of any liability. No Party shall, without the prior written consent of the other Party, enter into any compromise or settlement that commits the other Party to take, or to forbear to take, any action.

(d) The Parties shall cooperate in the defense or prosecution of any Third Party Claim and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

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(e) Any indemnification hereunder shall be made net of any insurance proceeds actually recovered by the Indemnified Party from unaffiliated Third Parties; provided, however, that if, following the payment to the Indemnified Party of any amount under this Article X, such Indemnified Party recovers any such insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnified Party shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such net indemnification payment) to the Indemnifying Party. For the avoidance of doubt, the foregoing shall not be construed to require either Party to obtain any insurance not otherwise required under this Agreement or to first pursue an insurance recovery with respect to any matter for which the Indemnifying Party is otherwise obligated to indemnify the Indemnified Party under this Agreement.

(f) The Parties agree and acknowledge that the provisions of this Article X represent the Indemnified Party’s exclusive recourse with respect to any Losses for which indemnification is provided to the Indemnified Party under this Article X.

ARTICLE XI

TERM AND TERMINATION

11.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Agreement, shall continue in full force and effect until the last to expire the Key Valid Claim or * from the First Commercial Launch, whichever is earlier.

11.2 Termination for Material Breach.

(a) In the event of a material breach of this Agreement by a Party, the other Party may give the Party in default notice requiring it to cure such default. If such material breach is not cured within sixty (60) days after receipt of such notice (or within thirty (30) days in the case of a payment breach), or if such breach (other than a payment breach) is not reasonably subject to cure within such sixty (60) day period (and does not involve a material breach of Article VIII) and the Party in default does not provide a reasonably detailed plan and statement as to its intent to promptly cure such breach and does not promptly cure such breach within one hundred twenty (120) days from the receipt of notice of the breach, the notifying Party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement or under applicable Law) to terminate this Agreement by giving written notice to the defaulting Party, with such termination to take effect immediately. The right of either Party to terminate this Agreement as set forth in this Section 11.2 shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

(b) If a Party disputes in good faith the existence or materiality of a material breach specified in a notice provided by the other Party pursuant to this Section 11.2 or any assertion by the other Party that such Party has failed to cure or diligently proceed to implement a plan to cure any such material breach, and, in each case, such Party provides notice to the other Party of such dispute within the applicable cure period, the other Party shall not have the right to terminate this Agreement unless and until the existence of such material breach or failure by such Party has been finally determined in accordance with Article XII.

*	Confidential Treatment Requested.

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It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

11.3 Termination for Insolvency. Each Party may terminate this Agreement by giving the other Party written notice upon the occurrence of the Insolvency in respect of the other Party.

11.4 Failure of NDA Filing or Project Completion to Occur. Otsuka may terminate this Agreement by giving Acucela written notice (i) if a NDA for the Product in the Plan Indication is not filed with the FDA in Otsuka’s or its designee name within * after the date presented in the Final Plan for such filing for whatever reason or (ii) if the Project Completion does not occur within * after the date presented in the Final Plan for such completion for whatever reason.

11.5 Other Termination by Otsuka. In addition to its termination right pursuant to Section 2.3 as well as Sections 11.2, 11.3 and 11.4, Otsuka may terminate this Agreement at any time by giving Acucela written notice:

(a) if Acucela fails to present a proposed Plan to Otsuka by * (in which case, for the avoidance of doubt, Otsuka shall not be required to take any procedures as set forth in Section 11.2);

(b) if Acucela rejects the revised Plan as proposed by Otsuka pursuant to Section 3.3(b);

(c) if Otsuka receives written notice from Acucela pursuant to Section 3.4;

(d) if Otsuka, in its sole discretion, terminates or abandons the development or sale of the Compound or Product for the Plan Indication in the United States;

(e) if Otsuka, in its sole discretion, does not accept any FDA requirement of the Phase III Protocol or the NDA Package; or

(f) if the Change of Control is consummated at any time prior to the Project Completion.

11.6 Consequences of Certain Terminations.

(a) Refund of the Up Front Payment. In either of the following instances, the Up Front Payment shall be refundable:

(i) If this Agreement is terminated by Otsuka pursuant to Section 2.3, 11.2, 11.3 or 11.5(a), Acucela shall immediately refund one hundred percent (100%) of the Up Front Payment to Otsuka;

(ii) If this Agreement is terminated by Otsuka due to the occurrence of the Change of Control during the Plan Development Phase pursuant to Section 11.5(f), Acucela shall immediately refund one hundred percent (100%) of the Up Front Payment to Otsuka; or

*	Confidential Treatment Requested.

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(iii) If this Agreement is terminated pursuant to Section 11.5(b) or 11.5(c), Acucela shall immediately refund fifty percent (50%) of the Up Front Payment to Otsuka.

(b) Right of First Negotiation. In case of termination by Otsuka pursuant to Section 11.5(d), Otsuka shall enter into good faith exclusive negotiations with Acucela for an exclusive license (except as to a co-promote partner) to develop, manufacture, market, sell or otherwise exploit the Compound and Product in the United States upon commercially reasonable terms. The term of such exclusive negotiations shall not exceed * unless agreed otherwise by the Parties.

(c) Return and Provision of Data and Information. Upon termination of this Agreement for whatever reason, Acucela shall, at Otsuka’s expense (if terminated by Acucela pursuant to Section 11.2 or 11.3 or by Otsuka pursuant to Section 11.5(d) or 11.5(e)) or at Acucela’s expense (if terminated by Otsuka pursuant to Section 2.3, 11.2, 11.3, 11.4, 11.5(a), 11.5(b), 11.5(c), or 11.5(f)), as the case may be, return or provide all Data and any other information, data and materials disclosed by Otsuka in connection with this Agreement and all information, data and materials which constitute the Developed Technology, in the possession, or under the control of, Acucela or its Affiliate or Third Party Contractor at that time, within thirty (30) days after the date of such termination.

(d) Assignment of Agreements with Third Party Contractors. Upon termination of this Agreement for whatever reason, Acucela shall, upon request of Otsuka, assign each agreement with the Third Party Contractor to Otsuka or its designee, if such agreement is then in effect and such assignment is permitted under such agreement or by such Third Party Contractor.

(e) License; Non-Suit Covenant; Survival of Payment Obligations. Termination of this Agreement by Otsuka pursuant to Section 2.3, 11.2, 11.3, 11.4, 11.5(a), 11.5(b), 11.5(c) or 11.5(f) (but in the case of 11.5(f) solely during the Plan Development Phase) shall not terminate the license granted to Otsuka under Section 7.2(a) or the non-suit covenant under Section 7.2(a) and Otsuka shall *. Termination of this Agreement by Otsuka under Sections 11.5(d), 11.5(e) 11.5(f) (but in the case of 11.5(f) solely after the Plan Development Phase) shall not terminate the license granted to Otsuka under Section 7.2(a) or the non-suit covenant under Section 7.2(a), but Otsuka shall remain subject to its payment obligations in Sections 6.2 and 6.3 on the terms set forth in such sections and the royalty payments pursuant to Section 6.3 shall *, provided that the milestone payments and the royalties payable pursuant to Sections 6.2 and 6.3 after such termination shall *. Termination of this Agreement by Acucela pursuant to Section 11.2 or 11.3 shall terminate the license granted to Otsuka under Section 7.2(a) and the non-suit covenant under Section 7.2(a) and Otsuka shall remain subject to its payment obligations in Sections 6.2 and 6.3 on the terms set forth in such sections and the royalty payments pursuant to Section 6.3 shall *; provided that if, in the event of such a termination by Acucela, Otsuka does not use any of the Developed Technology in the development or commercialization of the Product as evidenced by written documentation of Otsuka, Otsuka shall *.

*	Confidential Treatment Requested.

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11.7 Effect of Termination and Expiration; Accrued Rights and Obligations.

(a) Termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such termination, has already accrued or that is attributable to a period prior to such termination (including, without limitation, payment obligations accrued prior to the effective date of termination pursuant to Article VI) nor preclude either Party from pursuing any right or remedy it may have hereunder or at Law or in equity with respect to any breach of this Agreement. For the avoidance of doubt, Otsuka shall have no obligation to pay Acucela any Development Costs incurred by Acucela subsequent to the effective date of termination of this Agreement for whatever reason.

(b) It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to seek injunctive relief as a remedy for any such breach.

(c) Subject to 11.6(e), if this Agreement is earlier terminated by either Party under this Article XI, the licenses and the non-suit covenants granted to each other under Section 7.2 shall terminate.

11.8 Survival. The rights and obligations set forth in this Agreement shall extend beyond the Term or termination of this Agreement only to the extent expressly provided for in this Agreement or to the extent required to give effect to a termination of this Agreement or the consequences of a termination of this Agreement as expressly provided for in this Agreement. Without limiting the generality of the foregoing, it is agreed that the provisions of Sections 6.4, 6.5, 6.6, 7.1, 9.1(d), 9.2(d), 7.2(a) (indefinitely in the event of expiration but not termination, or, to the extent provided in Section 11.6(e) in the event of termination, as applicable), 11.6, 11.7 and 11.8, and Articles I, VIII, X, XII and XIII, shall survive expiration or termination of this Agreement for any reason in accordance with their respective terms.

ARTICLE XII

DISPUTE RESOLUTION

12.1 Resolution of Disputes. The Parties shall attempt to resolve any dispute, controversy or claim related to compliance with the terms of this Agreement, or the validity, breach, termination or interpretation of this Agreement, through amicable and good faith discussions. In the event the Parties are unable to resolve the matter within thirty (30) days after the commencement of the discussions, such dispute, controversy or claim shall be resolved through binding arbitration pursuant to Section 12.2.

12.2 Arbitration.

(a) In the event that the Parties are unable to resolve any dispute, controversy or claim between the Parties referred to them pursuant to Section 12.1, such dispute shall at the request of either Party, be finally settled by binding arbitration in accordance with the then current Rules of the American Arbitration Association.

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(b) The arbitration panel shall consist of three (3) arbitrators, each of whom must have legal or business experience in pharmaceutical licensing matters. The arbitrators are to be selected as follows, within thirty (30) days following receipt of notice from either Party of a request to arbitrate in accordance with Section 12.2(a): Otsuka shall nominate one (1) such qualified arbitrator; Acucela shall nominate one (1) such qualified arbitrator; and the two arbitrators so nominated shall nominate a third such qualified arbitrator, who shall be the presiding arbitrator.

(c) The arbitrators shall set a date for a hearing, which shall be no later than thirty (30) days after the appointment of the third arbitrator. The arbitrators shall use their best efforts to rule on the dispute within thirty (30) days after the completion of such hearing. Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(d) The place of arbitration shall be San Francisco, California and the language of the arbitration shall be English.

(e) Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared between the Parties unless the arbitrators assess as part of their award all or any part of the arbitration expenses of a Party or Parties (including, without limitation, reasonable attorneys’ fees) against the other Party or Parties, as the case may be.

(f) Except as otherwise provided in this Agreement, the arbitration procedure set forth in this Section 12.2 shall be the sole and exclusive means of settling or resolving any dispute subject to resolution pursuant to this Section 12.2. This Section 12.2 shall not prohibit a Party from seeking injunctive or other equitable relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by the other Party which would cause irreparable harm to the first Party, or from bringing any action in aid of arbitration.

ARTICLE XIII

MISCELLANEOUS

13.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York, without regard to its conflicts of laws rules.

13.2 Waiver and Amendments. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder shall operate as a waiver of any right, power or privilege by such Party. Any waiver of any term or condition of this Agreement, or any amendment, modification or supplementation of this Agreement, shall be effective only if made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party.

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13.3 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 13.3 and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent via a reputable worldwide courier service; or (d) sent by facsimile transmission. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, two (2) Business Day after it is sent via a reputable worldwide courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

Notices to Otsuka shall be addressed to:

Otsuka Pharmaceutical Co., Ltd.

Shinagawa Grand Central Tower

2-16-4 Konan, Minato-ku

Tokyo 108-8242

Japan

Attention: General Manager, Division of Dermatologicals & Opthalmologicals

Telephone: 81-3-6717-1400

Fax: 81-3-6717-1480

with a copy to:

Otsuka Pharmaceutical Co., Ltd.

Shinagawa Grand Central Tower

2-16-4 Konan, Minato-ku

Tokyo 108-8242 Japan

Attention: Director, Legal Affairs Department

Telephone: 81-3-6717-1400

Fax: 81-3-6717-1480

Notices to Acucela shall be addressed to:

Acucela, Inc.

21720 23rd Drive SE

Suite 120

Bothell, WA 98021

Fax: 425-527-3156

Attention: Dr. Ryo Kubota

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with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Fax: (650) 493-6811

Attention: Kenneth A. Clark, Esq.

Either Party may change its address by giving notice to the other Party in the manner provided above.

13.4 Entire Agreement. This Agreement (including, without limitation, Schedules) contains the complete understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior understandings and writings relating to such subject matter. In particular, and without limitation, it supersedes and replaces the Confidentiality Agreement and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date.

13.5 Headings. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

13.6 Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. In such event, the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

13.7 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by any Party without the consent of the other Party; provided, however, that Otsuka may, without such consent of Acucela, assign this Agreement, in whole or in part, to any of its respective Affiliates; provided that Otsuka shall remain jointly and severally liable with such Affiliate in respect of all obligations so assigned and such Affiliate has acknowledged and confirmed in writing that effective as of such assignment or other transfer, such Affiliate shall be bound by this Agreement as if it were a party to it as and to the identical extent applicable to the transferor. Any purported assignment in violation of this Section 13.7 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

13.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.9 Force Majeure. No Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is due to a natural disaster, explosion, fire, flood, tornadoes, thunderstorms, earthquake, war, terrorism, riots, embargo, losses or shortages of power, labor stoppage, substance or material shortages, damage to or loss of product in transit, events caused by reason of Laws or by reason of any other instructions, guidance, act or failure to act of any Governmental Authority, events caused by acts or omissions of a Third Party, or any other cause reasonably beyond the control of such Party.

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13.10 Press Releases. Upon the execution of this Agreement, the Parties shall issue a joint press release announcing the execution of this Agreement in the form and substance of Exhibit A. No other public statement or disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party. Once any public statement or disclosure has been approved in accordance with this Section 13.10, then either Party may appropriately communicate information contained in such permitted statement or disclosure.

13.11 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other, except as expressly provided in this Agreement. No employee or representative of a Party shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said other Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the legal relationship under this Agreement of each Party to the other Party shall be that of independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

13.12 No Consequential or Punitive Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. EXCEPT AS SET FORTH BELOW WITH RESPECT TO THE CAP, NOTHING IN THIS SECTION 13.12 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS, OR EITHER PARTY’S LIABILITY WITH RESPECT TO THE INFRINGEMENT, MISAPPROPRIATION OR UNAUTHORIZED USE OR DISCLOSURE OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIAL INFORMATION. IN NO EVENT SHALL THE COLLECTIVE, AGGREGATE LIABILITY (INCLUDING WITHOUT LIMITATION, CONTRACT, NEGLIGENCE AND TORT LIABILITY) OF EACH PARTY UNDER THIS AGREEMENT EXCEED THE AMOUNT OF FEES ACTUALLY RECEIVED BY ACUCELA FROM OTSUKA UNDER THE PROJECT (THE “CAP”); PROVIDED THAT OTSUKA’S LIABILITY UNDER SECTION 10.1 OF THIS AGREEMENT SHALL NOT BE SUBJECT TO THE CAP; PROVIDED FURTHER THAT ANY LIABILITY CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF EITHER PARTY SHALL NOT BE SUBJECT TO THE CAP.

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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

ACUCELA INC.		OTSUKA PHARMACEUTICAL CO., LTD.

By:	/s/ Ryo Kubota	By:	/s/ Taro Iwamoto

Name:	Dr. Ryo Kubota	Name:	Dr. Taro Iwamoto

Title:	Chairman, President and CEO	Title:	Representative Director and President

OTSUKA PHARMACEUTICAL CO., LTD.

		By:	/s/ Minoru Okada

		Name:	Minoru Okada

		Title:	General Manager and Operating Officer, Division of Dermatologicals & Ophthalmologicals

Execution Copy September 4, 2008

EXHIBIT A

PRESS RELEASE

For Immediate Release

Acucela and Otsuka Pharmaceutical Enter Co-Development Agreement

for Rebamipide Ophthalmic Suspension for Dry Eye

Contact:

For Otsuka Pharmaceutical Co., Ltd.	For Acucela Inc.

Hideki Shirai	Sayuri Refsland

Public Relations Department	Investor Relations

siraih@otsuka.jp	+1-425-527-3272

sayuri@acucela.com

Kiera Kelly

Media

+1-773-975-3538

kiera.kelly@k2-pr.com

BOTHELL, WA and TOKYO, JAPAN (September 4, 2008) — Acucela Inc. and Otsuka Pharmaceutical Co., Ltd. today announced that they have entered into a definitive agreement to co-develop Rebamipide ophthalmic suspension (hereinafter, Rebamipide), Otsuka’s proprietary compound for the treatment of dry eye which is currently in Phase III clinical development in the United States.

Under the agreement, the parties will collaborate in the clinical development efforts for Rebamipide in the United States, with Acucela spearheading the regulatory strategy to gain approval for the product in the United States. Upon regulatory approval of Rebamipide, the parties may negotiate the terms under which Acucela may co-promote Rebamipide with Otsuka in the United States.

Otsuka shall pay Acucela a cash upfront payment as well as clinical development milestones and a royalty on sales of the product. Otsuka shall be responsible for all clinical development and commercialization expenses.

Execution Copy September 4, 2008

“We are delighted to enter into co-development of Rebamipide ophthalmic suspension with Acucela. Acucela is widely known for its expertise and innovation in the field of ophthalmology,” commented Taro Iwamoto, Ph.D., president and representative director of Otsuka Pharmaceutical Co., Ltd. “With this strategic collaboration, Otsuka and Acucela will further expand their commitment to improve the treatment for the millions of patients that suffer from dry eye symptoms,” added Dr. Iwamoto.

“We are excited to broaden our strategic relationship with Otsuka through our work on this promising Phase III product,” commented Ryo Kubota, M.D., Ph.D., chief executive officer of Acucela. “Rebamipide has shown promising clinical activity in clinical trials to date and we believe the product has exceptional potential as a new therapy for the treatment of dry eye, one of the most common problems treated by optometrists,” added Dr. Kubota.

Acucela was advised in the transaction by Posada & Associates, Inc, with Wilson, Sonsini, Goodrich and Rosati providing legal counsel to the company.

About Rebamipide Ophthalmic Suspension

Rebamipide is a novel compound synthesized by Otsuka Pharmaceutical Co., Ltd. Rebamipide ophthalmic suspension has a new mechanism of action, which is to increase the level of mucin in the tear covering the conjunctiva and cornea. It is expected to be effective in dry eye treatment by stabilizing the tear film and leading to improvement of the corneal-conjunctival damage associated with dry eye.

About Dry Eye

Dry eye syndrome is one of the most common problems treated by eye physicians. Over ten million Americans suffer from dry eyes. It is usually caused by a problem with the quality of the tear film that lubricates the eyes. Dry eye syndrome has many causes. One of the most common reasons for dryness is simply the normal aging process. As we grow older, our bodies produce less oil – 60 percent less at age 65 then at age 18. The oil deficiency also affects the tear film. Without as much oil to seal the watery layer, the tear film evaporates much faster, leaving dry areas on the cornea.

About Otsuka Pharmaceutical Co., Ltd.

Founded in 1964, Otsuka Pharmaceutical Co., Ltd. is a global healthcare company with the corporate philosophy: ‘Otsuka-people creating new products for better health worldwide.’ Otsuka researches, develops, manufactures and markets innovative and original products, with a focus on pharmaceutical products for the treatment of diseases and consumer products for the maintenance of everyday health. Otsuka is committed to being a corporation that creates global value, adhering to the high ethical standards required of a company involved in human health and life, maintaining a dynamic corporate culture, and working in harmony with local communities and the natural environment. The Otsuka Pharmaceutical Group comprises 106 companies and employs approximately 33,000 people in 18 countries and regions worldwide. Otsuka and its consolidated subsidiaries earned ¥928.4 billion (approx. US $9.2 billion*) in annual revenue in fiscal year ended in March 2008.

Execution Copy September 4, 2008

For more information on Otsuka please visit the company’s web site at www.otsuka-global.com

*	Exchange rate as of the end of March 2008.

About Acucela

Acucela is a private biotechnology company focused on discovering treatments for blinding eye diseases. Acucela has developed proprietary screens for discovering small molecules which have potential applications in several different ophthalmologic disorders such as dry AMD, diabetic retinopathy, and Stargardt disease. Through its proprietary approach and medicinal chemistry team Acucela has discovered a portfolio of small molecules which are orally available and show promise in various preclinical models of major blinding eye diseases. For more information on Acucela please visit the company’s web site at www.acucela.com.

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Execution Copy September 4, 2008

SCHEDULE 1.46

PLAN ACTIVITIES

Rebamapide Development Strategy Planning Document

Table of Contents

*

*	Confidential Treatment Requested.

Execution Copy September 4, 2008

SCHEDULE 6.1(b)

THREE MONTH BUDGET

Rebamapide Project - Initial Three Month Budget

Personnel	Role	Effort (hours/ month)	Hourly Rate	Sep	Oct	Nov	Total
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*	*	*	*	*	*	*	*
*				*	*	*	*
Out-of-pocket Expenses
Travel				*	*	*	*
Key Opinion Leaders				*	*	*	*
Conference registration				*	*	*	*
Misc				*	*	*	*
Subtotal - OPEX				*	*	*	*
Operating Margin (*)				*	*	*	*
Total				*	*	*	*

*	Confidential Treatment Requested.

SUPPLEMENTAL AGREEMENT NO.1

TO CO-DEVELOPMENT AGREEMENT

This Supplemental Agreement No. 1 to Co-Development Agreement (the “Supplement No.1”) is intended to supplement and be read together with that certain agreement titled the Co-Development Agreement by and between Acucela Inc. (“Acucela”) and Otsuka Pharmaceutical Co., Ltd. (“Otsuka”) of September 4, 2008 (the “Agreement”). This Supplement No. 1 is incorporated herein to the Agreement by this reference.

Acucela intends to enter into that Clinical Study Agreements with approximately thirty five (35) institutions (the “Institutions”) related to the ACU-RED-301 study (the “CTAs”);

Acucela provided the intellectual property rights clause and the publication clause from the CTA template to Otsuka for review and approval prior to finalizing the CTA template for use with the Institutions. Otsuka America Pharmaceutical, Inc. provided Acucela with written approval for both clauses in the CTA template on 03/22/2012;

Acucela has the right to review and approve any proposed publication, presentation or manuscript (the “Proposed Publication”) pursuant to Article VII of the CTA template.

Given that the CTA template is related to Otsuka compound known as Rebamipide which is the compound for the collaborative activities between Acucela and Otsuka under the Agreement, the parties hereby agrees:

1.	The parties acknowledge that all Study Information and Inventions (as such are defined in the CTA template) shall be deemed Developed Technology (as defined in the Agreement).

2.	In the event Acucela receives any Proposed Publication from any of the Institutions, Acucela shall promptly provide Otsuka with the Proposed Publication for review and comment. Otsuka shall have thirty (30) days within which to review and comment to the Proposed Publication

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3.	Within fourteen (14) days after Accuela receives any comments from Otsuka during that review period, the parties shall discuss in good faith and agree on the content of comments Acucela shall provide to the Institution requesting such publication.

4.	Acucela may not provide any comment or approval to the Proposed Publication to any Institution, unless and until Acucela obtains Otsuka’s written agreement on such comment or approval.

5.	If Acucela wishes to amend or change the intellectual property rights clause or the publication clause of the CTA template, Acucela shall obtain the prior written approval of Otsuka.

Otsuka and Acucela concur with the above and Acucela authorizes Otsuka, and Otsuka agrees, to begin this Supplement No. 1, each by signing in the space provided below.

ACUCELA INC.		OTSUKA PHARMACEUTICAL CO., LTD.

By:	/s/ David L. Lowrance	By	/s/ Yoshiko Wakana

David L. Lowrance		Yoshiko Wakana

Name		Name

Chief Financial Officer		Operating Officer and General Manager, Division of Dermatologicals and Opthalmologicals

Title		Title

4-30-12		May 16 2012

Date		Date

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PRIVATE AND CONFIDENTIAL

June 26, 2009

Dr. Ryo Kubota

Chairman, President and CEO

Acucela Inc.

21720 23rd Drive SE, Suite 120

Bothel, Washington 98021, USA

Re: Development Plan

Dear Dr. Kubota:

Reference is made to that certain Co-Development Agreement (the “Original Agreement”) dated as of September 4, 2008 between Acucela Inc. (“Acucela”) and Otsuka Pharmaceutical Co., Ltd. (“Otsuka”) Capitalized terms used herein but not defined herein have the meanings given to them in the Original Agreement.

Pursuant to Section 3.3(a) of the Original Agreement, Acucela has provided Otsuka with a proposed Plan, titled “Rebamipide Clinical Development Plan Presentation,” on * (the “Proposed Plan”). For clarity, the Parties agree that by presenting the Proposed Plan, Acucela has met the requirements of Section 11.5(a) of the Original Agreement. As a result of the discussions between the Parties thereafter, however, the Parties acknowledge that they need to make further discussions with the FDA to finalize the Proposed Plan. The next meeting (teleconference) with the FDA (the “* Meeting”) is scheduled for *, 2009. The Parties understand that FDA requirements may be given in the * Meeting, which may require revision of the Proposed Plan.

*	Confidential Treatment Requested.

Otsuka Pharmaceutical Co.,Ltd.

Shinagawa Grand Central Tower 2-16-4 Konan, Minato-ku, Tokyo, 108-8242,Japan     Phone:+81-3-6717-1400    Fax:+81-3-6717-1499

With the above understanding and acknowledgement, Acucela and Otsuka agree as follows:

1. Section 3.3(b) of the Original Agreement shall be amended in its entirety to read as follows:

“(b) Revision and Approval of the Plan. Promptly after the * Meeting, the representatives designated by each Party (the “Plan Development Team”) shall meet with a view to collaborating with respect to the revision of the Proposed Plan in accordance with the FDA instructions and requirements given in the * Meeting. The Plan Development Team shall use Commercially Reasonable Efforts to develop such revised Proposed Plan (the “Revised Plan”) no later than *. The Revised Plan developed by the Plan Development Team shall be submitted to a management member designated by each Party for joint and mutual approval. The Parties shall use Commercially Reasonable Efforts to obtain such joint and mutual approval no later than *. If the Revised Plan is jointly approved by the designated management members of the Parties, the Parties shall proceed to the Plan Implementation Phase, and shall commence and implement the Development Program under such approved Revised Plan.”

2. Section 2.2(a)(iii) and (iv) of the Original Agreement is hereby deleted and replaced with the same provisions as Section 3.3(b) thereof as amended above. In addition, Section 11.5(b) of the Original Agreement is hereby deleted in its entirety. For clarity, each reference to Section 11.5(b) in Sections 11.6(a)(iii) and 11.6(c) of the Original Agreement is hereby deleted.

3. This letter agreement shall become effective on the date first written above.

4. Any other terms and conditions of the Original Agreement shall continue unchanged and remain in full force and effect.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned.

*	Confidential Treatment Requested.

Otsuka Pharmaceutical Co.,Ltd.

Shinagawa Grand Central Tower 2-16-4 Konan, Minato-ku, Tokyo, 108-8242,Japan     Phone:+81-3-6717-1400    Fax:+81-3-6717-1499

Very truly yours,

Otsuka Pharmaceutical Co., Ltd.

	By:	/s/ M. Okada

	Name:	Minoru Okada
Title:	General Manager and Operating Officer,
Division of Dermatologicals & Ophthalmologicals

Accepted and Agreed as of the date first written above:

Acucela Inc.

By:	/s/ Ryo Kubota

Name:	Dr. Ryo Kubota

Title:	Chairman, President and CEO

Otsuka Pharmaceutical Co.,Ltd.

Shinagawa Grand Central Tower 2-16-4 Konan, Minato-ku, Tokyo, 108-8242,Japan     Phone:+81-3-6717-1400    Fax:+81-3-6717-1499

Execution Copy

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (the “Amendment Agreement”) is made and entered into as of December 12, 2012 (the “Effective Date”) by and between OTSUKA PHARMACEUTICAL CO., LTD., a Japanese corporation having its principal place of business at 2-16-4 Konan, Minato-ku, Tokyo 108-8241, Japan (“Otsuka”) and ACUCELA INC., a Washington corporation having its principal place of business at 1301 Second Ave, Suite 1900, Seattle, Washington 98101-3805, USA (“Acucela”). Otsuka and Acucela are individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

A. The Parties have entered into that certain CO-DEVELOPMENT AGREEMENT dated September 4, 2008 relating to Rebamipide (“Co-Development Agreement”), that certain CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT dated September 4, 2008 relating to ACU-4429 (“4429 Agreement”) and that certain DEVELOPMENT AND COLLABORATION AGREEMENT dated September 15, 2010 relating to OPA-6566 (“6566 Agreement”). The Co-Development Agreement, the 4429 Agreement and the 6566 Agreement are collectively referred to as the “Acucela Collaboration Agreements and individually referred to as “Acucela Collaboration Agreement.”

B. The Parties desire to clarify development costs to be borne by the Parties under the Acucela Collaboration Agreements.

NOW, THEREFORE, the Parties agree as follows:

1. Definitions.

(a) For the purposes of this Amendment Agreement,

“Direct FTE” means FTEs of Acucela who directly conduct one or more Ongoing Collaborations;

“Indirect FTE” means FTEs of Acucela who indirectly support performance of one or more Ongoing Collaborations; and

“Ongoing Collaborations” means the ongoing three collaborations pursuant to the Acucela Collaboration Agreements, i.e., development of Rebamipide pursuant to the Co Development Agreement, development of ACU-4429 pursuant to the 4429 Agreement and development of OPA-6566 pursuant to the 6566 Agreement.

(b) Capitalized terms used in this Amendment Agreement and not otherwise defined herein shall have the meanings as set forth in each Acucela Collaboration Agreement.

2. Indirect FTE.

(a) The rate for Indirect FTEs which shall commonly apply to each Acucela

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Execution Copy

Collaboration Agreement (the “Indirect FTE Rate”) shall be (i) *, which amount shall be adjusted on * and upon every anniversary thereafter by the percentage increase, if any, in the Consumer Price Index for Urban Consumers for the West Region, All Items, as published by the U.S. Department of Labor, Bureau of Statistics, for the period since the last adjustment., plus (ii) a markup of * unless otherwise agreed by the Parties. The Parties agree to meet annually to review the markup percentage for appropriateness.

(b) The aggregate number of Indirect FTEs for all Ongoing Collaborations shall not exceed * per year. If any Ongoing Collaboration is completed, terminated or a new collaboration agreement is executed, the Parties shall meet with a view to discussing any necessary adjustment of the foregoing cap.

(c) In calculating Indirect FTEs, any person who indirectly supports performance of one or more Ongoing Collaborations shall be treated as one FTE. Acucela shall not be required to submit to Otsuka information regarding the number of hours spent by any person categorized into Indirect FTEs.

(d) The Indirect FTEs shall not be calculated an Ongoing Collaboration-by-Ongoing Collaboration basis but shall be calculated on an accumulated basis of all Ongoing Collaborations.

(e) The Indirect FTEs shall cover the costs associated with the work of Acucela personnel who indirectly support performance of Ongoing Collaborations. Accordingly, Otsuka shall not be required to pay Acucela any additional costs for such personnel, unless otherwise agreed by the Parties.

(f) Allocation of Indirect FTEs among the Ongoing Collaborations shall be determined in proportion to the number of Direct FTEs actually spent for each Ongoing Collaboration.

3. Direct FTE and Indirect FTE. The Parties shall categorize each cost item into Direct FTE or Indirect FTE through mutual consultation in good faith, which consultation shall take place when they discuss and agree upon the annual budget of development costs for the following year. If Acucela incurs any additional cost item which is not included in the agreed-upon annual budget, the Parties shall meet with a view to discussing how to treat such additional cost item. For the avoidance of doubt, Direct FTEs shall be calculated in accordance with applicable “FTE” and “FTE Rate” as such terms are defined in each Acucela Collaboration Agreement.

4. Confidentiality. The existence or terms of this Amendment Agreement shall be deemed Confidential Information of the Parties under the Acucela Collaboration Agreements.

*	Confidential Treatment Requested.

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Execution Copy

5. Representations and Warranties. Each Party hereby represents and warrants to the other that it has the corporate power and authority to enter into this Amendment Agreement and this Amendment Agreement constitutes a legal, valid and binding obligation, enforceable against such party in accordance with its terms.

6. No Other Change. Except as expressly set forth in this Amendment Agreement, all other terms of the Acucela Collaboration Agreements shall remain in full force and effect and once this Amendment Agreement is executed by the Parties, all references in each Acucela Collaboration Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Acucela Collaboration Agreement, as modified by this Amendment Agreement.

7. Effective Date. Except for Sections 1, 2 and 3 which shall become effective on January 1, 2013, this Amendment Agreement shall become effective on the Effective Date.

8. Governing Law. This Amendment Agreement shall be governed by and interpreted under the laws of the State of New York, excluding its conflicts of laws principles.

9. Successors and Assigns. This Amendment Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

10. Counterparts. This Amendment Agreement may be executed in two counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and both of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile or similar electronic transmission shall be deemed to be original signatures.

[Signature page follows]

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Execution Copy

IN WITNESS WHEREOF, the Parties have caused this Amendment Agreement to be executed and delivered by their respective duly authorized officers as of the Effective Date.

OTSUKA PHARMACEUTICAL CO., LTD.		ACUCELA INC.

By:	/s/ Yoshiko Wakana	By:	/s/ David L. Lowrance

Name:	Yoshiko Wakana	Name:	David L. Lowrance

Title:	Operating Officer	Title:	CFO

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